Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2010, relating to our audit of the statement of financial condition of FXCM Inc. as of August 23, 2010 in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-169234) and related Prospectus of FXCM Inc.
/s/ Ernst & Young LLP
New York, NY
November 1, 2010